Exhibit 10(c)
FPL GROUP, INC.
2006 NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Annual Retainer	$32,000
(payable quarterly in common stock or cash)

Board or Committee meeting fee	$1,500/meeting

Audit Committee Chair retainer (annual)	$10,000
(payable quarterly)

Other Committee Chair retainer (annual)	$5,000
(payable quarterly)

Annual grant of common stock	that number of shares determined by dividing $100,000 by closing price of FPL Group common stock on effective date of grant (rounded up to the nearest 10 shares)
(under Non-Employee Directors Stock Plan)

Miscellaneous	- Travel and Accident Insurance while on Company business.

- Certain directors accrue dividends and interest on the phantom stock units granted to them upon the termination of the Non-Employee Director Retirement Plan in 1996.

- Travel and related expenses while on Board business are reimbursed by the Company.

- Directors may participate in the Company's Deferred Compensation Plan.